UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2007

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On October 21, 2007, ADC Telecommunications, Inc., a Minnesota corporation ("ADC"), Hazeltine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ADC ("Merger Sub"), and LGC Wireless, Inc., a Delaware corporation ("LGC"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the acquisition of 100% of the outstanding shares of LGC. Following the merger of Merger Sub with and into LGC, LGC will continue as a wholly owned subsidiary of ADC.

The purchase price is approximately $148.5 million, subject to adjustment if LGC does not have net assets of a predetermined level at the closing. In order to address potential indemnity claims of ADC, $15.5 million of the purchase price will be held in escrow for up to 15 months following the closing and $2.325 million of the purchase price will be held in escrow for up to 36 months following the closing. The remainder of the purchase price will be paid to equity holders of LGC at the closing. As partial payment of the purchase price, holders of in-the-money LGC options generally may elect either to receive cash for their options or to exchange their options for options to acquire shares of ADC. If all the option holders of LGC elect to exchange their options, then ADC would issue options worth approximately $12.5 million. In addition to the purchase price, ADC also has agreed to assume certain transaction expenses, LGC employee bonuses and LGC's current debt, which aggregate to approximately $20.5 million.

ADC and LGC have made customary representations, warranties and covenants in the Merger Agreement. The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the agreement and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties (i) have been qualified by disclosure schedules that the parties have exchanged in connection with the signing of the Merger Agreement, (ii) are subject to the materiality standards set forth in the Merger Agreement, which may differ from what may be viewed as material by investors, and (iii) were made only as of the date of the Merger Agreement or such other date as specified in the Merger Agreement. The disclosure schedules referred to above contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, no person should rely on the representations and warranties as characterizations of the actual state of facts, as they are modified in important part by those disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the Merger Agreement.

Consummation of the merger is subject to various customary conditions, including approval by the shareholders of LGC, the absence of legal impediment to the merger and the receipt of required regulatory approvals.

In connection with the Merger Agreement, the parties have also entered into certain other agreements, including employment agreements with certain executive officers of LGC. Certain shareholders of LGC have also entered into a voting agreement as described below.

A copy of the Merger Agreement is included herein as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

Voting Agreement

Concurrently with entering into the Merger Agreement, ADC entered into a voting agreement (the "Voting Agreement") with certain shareholders of LGC who collectively hold sufficient outstanding shares of LGC to approve the Merger (the "Shareholders"). The Voting Agreement provides that the Shareholders will vote their shares in favor of the Merger and against any other transaction presented to them that could have the effect of impeding the ability of ADC to consummate the Merger.

A copy of the Voting Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement.

Item 7.01 Regulation FD Disclosure.

On October 22, 2007, ADC issued a press release announcing the acquisition of LGC.

A copy of the press release is furnished herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.1 Agreement and Plan of Merger, dated October 21, 2007, by and among ADC Telecommunications, Inc., Hazeltine Merger Sub, Inc. and LGC Wireless, Inc.

10.1 Voting Agreement, dated October 21, 2007, by and among ADC Telecommunications, Inc. and the Shareholders of LGC Wireless, Inc. listed on the signature page to the Voting Agreement

99.1 Press Release dated October 22, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

October 23, 2007	By:	/s/ James G. Mathews

Name: James G. Mathews
Title: Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger
10.1	Voting Agreement
99.1	Press Release